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EXHIBIT 99.9

                        EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated for reference purposes only as of APRIL 5, 1999, is entered into by and between VERIDA INTERNET CORP,, a Nevada corporation ("Employer"), and STEVE ZIMMERMAN ("Employee"). Employer and Employee agree to the following terms and conditions of employment.

1. Period of Employment. Employer shall employ Employee commencing April 1, 1999, and continuing until the employment is terminated in accordance with Section 4.

2. Position and Responsibilities.

     (a) Position. Employee accepts employment with Employer as Chief Technology Officer ("CTO") and shall perform all services appropriate to that position to the best of his ability, as well as such other services as may be assigned by Employer. He shall report to the President of Employer. Employee shall perform his responsibilities on a part-time basis, working twenty (20) hours per week (half-time).

     (b) Other Activity. Except upon the prior written consent of Employer, Employee (during his employment with Employer) shall not engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that puts the Employee in direct competition with Employer across the depth and breadth of the services and products that Employer provides, or that directly interferes with the business of Employer. So that Employer may be aware of the extent of any other demands upon Employee's time and attention, Employee shall disclose in confidence to Employer the nature and scope of any other business activity in which he is or becomes engaged during his employment with Employer. Notwithstanding the foregoing, Employer and Employee acknowledge and understand that Employee is a principal of NetOpus Incorporated, a California corporation ("NetOpus"), which is in the business of website development, specializing in database integration and e-commerce. Accordingly, that nothing in this paragraph shall be construed as restricting Employee's and NetOpus's right to continue to provide website and e-commerce development services so long as this work is not knowingly performed for an individual or entity seeking to provide the same general set of services that Employer provides.

3. Compensation and Benefits.

     (a) Compensation.

          (1) Employer shall pay Employee a salary at the rate of Four Thousand Dollars $(4,000) per month in accordance with Employer's regularly established policies.

          (2) Employee shall be granted an option to purchase 150,000 shares of Employee's common stock at a price to be determined. The stock option shall be granted concurrently with the initial

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     granting of stock options to other key officers, directors, and/or employees of Employer, and shall be at the same price as those stock options. Employee"s stock option shall vest in four (4) equal amounts of 37,500 shares per period, based on the following vesting schedule following the date of this Agreement: 25% at six
     (6) months; 25% at twelve (12) months; 25% at twenty-four months
     (24); and 25% at thirty-six (36) months. The foregoing notwithstanding, in the event that this Agreement is terminated by Employer without cause pursuant to Section 4(a) below, Employee's stock option shall vest on a pro rata basis through the effective date of termination, based upon 30-day months, provided further that if Employee is terminated without cause within the first twelve (12) months of the term of this Agreement, seventy-five thousand (75,000) of shares covered by Employees stock option shall be subject to vesting (provided that Employee duly exercises his option and pays the applicable option price.) Furthermore, Employee understands and agrees that Employee's sale of any vested shares shall be restricted as follows, which restriction shall survive any termination of this Agreement: In any given month (or in an 30-day period), unless otherwise agreed in writing by Employer, Employee may sell no more than 10% of the total vested shares held by Employee.

     (b) Benefits. Employee shall be entitled to receive benefits from all present and future benefit plans set forth in Employer's policies and generally made available to similarly situated employees (as these policies may be amended), subject to adjustment to reflect Employee's half-time employment hereunder. Employer may, in its sole discretion, adjust Employee's benefits provided under this Agreement.

     (c) Expenses. Employer shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of his duties, in accordance with Employer's policies, as they may be amended in Employer's sole discretion.

4. Termination of Employment.

     (a) By Employer Not For Cause. At any time, Employer may terminate Employee without Cause (as defined in Paragraph 4(b) below) by providing Employee thirty (30) days' advance written notice. Employer shall have the option, in its complete discretion, to terminate Employee at any time prior to the end of such 30-day notice period, provided Employer pays Employee all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Employee would have earned through the balance of the above notice period, thereafter, all of Employer's obligations under this Agreement shall cease, except as otherwise expressly set forth in Paragraph 3(a)(1) above. Furthermore, in the event Employer terminates Employee pursuant to this paragraph 4(a) (i.e., without cause) within the first six (6) months of the term of this Agreement, then Employer shall continue to pay Employee's salary pursuant to Paragraph 2(a) above for the remainder of such six (6) month period.



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     (b) By Employer For Cause. At any time, and without prior notice,
Employer may terminate Employee for Cause. Employer shall pay Employee all compensation then due and owing, and thereafter, all of Employer's obligations under this Agreement shall cease.: Termination shall be for "Cause" if Employee: (i) acts in bad faith and to the detriment of Employer; (ii) refuses or fails to act in accordance with any specific reasonable direction or order of Employer; (iii) exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance, misconduct, dishonesty, habitual neglect, or incompetence,
(iv) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; or (v) breaches any material term of this Agreement.

     (c) By Employee. At any time, Employee may terminate his employment for any reason, with or without cause, by providing Employer thirty (30) days' advance written notice. Employer shall have the option, in its complete discretion, to make Employee's termination effective at any time prior to the end of such notice period, provided Employer pays Employee all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Employee would have earned through the balance of the above notice period, not to exceed thirty (30) days; thereafter, all of Employer's obligations under this Agreement shall cease.

     (d) Termination Obligations, Employee agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, records, notes, contracts, and computer-generated materials furnished to or prepared by Employee incident to his prepared employment belongs to Employer and shall be returned promptly to Employer upon termination of Employee's employment- Employee's obligations under this subsection shall survive the termination of his employment and the expiration of this Agreement.

5. Proprietary Information. "Proprietary Information" is all information pertaining in any manner to the business of Employer (or any Employer affiliate), its employees, clients, consultants, or business associates, which was produced by any employee of Employer in the course of his or her employment or otherwise produced or acquired by or on behalf of Employer. Proprietary Information shall include, without limitation, trade secrets, product ideas, inventions, processes, formulas, data, know-how, software and other computer programs, copyrightable material, marketing plans, strategies, sales, financial reports, forecasts, and customer lists. All Proprietary Info Information not generally known outside of Employer's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information." During his employment by Employer, Employee shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of Employer and as is necessary to perform his job responsibilities under this Agreement, Following termination, Employee shall not use any Proprietary Information and shall not disclose any Confidential Information, except with the express written consent of Employer. By way of illustration and not in limitation of the foregoing, following termination, Employee shall not use any Confidential Information to

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compete against Employer or employ any of its employees. Employee further agrees that for one (1) year following termination, he shall not knowingly solicit any customer or employee of Employer. Employee's obligations under this Section shall survive the termination of his employment and the expiration of this Agreement. It is understood and agreed by the parties that efficient website development requires the reuse of small sections or snippets of code across multiple projects. Such snippets of do not constitute full applications in and of themselves, but they are components that can be accessed to create applications in an efficient manner. Employee currently has access to a wide range of such code snippets developed during prior projects that will be used to expedite any programming that he performs for Employer. At the same time, Employer acknowledges that Employee has the right to use any such code snippets developed while working for Employer on other development projects.

6. Arbitration.

     (a) Arbitrable Claims. To the fullest extent permitted by law, all disputes between Employee (and his attorneys, successors, and assigns) and Employer (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) of any kind whatsoever,' including, without limitation, all disputes relating in any manner to the employment or termination of Employee, and all disputes arising under this Agreement, ("arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Employer and Employee) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability.

     (b) Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented in this Agreement. Arbitration, shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration a 'ward. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim

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Notwithstanding the foregoing, either party may, at its option, seek injunctive relief pursuant to section 1281.8 of the California Code of Civil Procedure. All arbitration hearings under this Agreement shall be conducted in San Francisco, California. If the allocation of responsibility for payment of the arbitrator's fees would render the obligation to arbitrate unenforceable, the parties authorize the arbitrator to modify the allocation as necessary to preserve enforceability. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY A$ TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE,

     (c) Confientiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.

     (d) Continuing Obligations. The rights and obligations of Employee and Employer set forth in this Section on Arbitration shall survive the termination of Employee's employment and the expiration of this Agreement.

7. Notices. Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to Employer (but only upon receipt by Employee of a written confirmation of receipt), or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Employer at the address or fax number below, or to Employee at the last known address maintained in Employee's personnel file, Employee shall be obligated to notify Employer in writing of any change in his address.

     Employer's Notice Address:

          VERIDA INTERNET CORP.
          Attention: President
          50 California Street, Suite 1500
          San Francisco, CA 94111

8. Action by Employer. All actions required or permitted to be taken under this Agreement by Employer, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the President or by his-or her representative specifically authorized in writing to fulfill these obligations under this Agreement.

9. Integration. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee's employment by Employer. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Employee, and it may not be contradicted by evidence of any prior or contemporaneous statements

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or agreements. To the extent that the practices, policies, or procedures of Employer, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

10. Amendments. This Agreement may not be amended except by a writing signed by each of the parties- Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

11. Assignment. Employee shall not assign any rights or obligations under this Agreement. Employer may, upon prior written notice to Employee, assign its rights and obligations hereunder.

12. Severability. if a court or arbitrator holds any provision of this Agreement to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect.

13. Attorneys' Fees. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California.

15. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement, Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

16. Employee Acknowledgment. Employee acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

WHEREFORE, the parties have duly executed this Agreement as of the date first written above.

EMPLOYER:                     EMPLOYEE:
VERIDA INTERNET CORP.,
A Nevada corporation          /s/ STEVE ZIMMERMAN

BY:  /s/ Michael C. Hinshaw






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                   EMPLOYMENT AGREEMENT AMENDMENT

THIS AGREEMENT, dated for reference purposes only as of SEPTEMBER 21, 1999, is entered into by and between VERIDA INTERNET CORP., a Nevada corporation ("Employer"), and STEVE ZIMMERMAN ("Employee"). Employer and Employee agree to the following terms and conditions of employment,

THAT WHEREAS, the Employer and Employee entered into an Employment Agreement dated APRIL 5, 1999 and agree to amend that certain
Employment Agreement described above as follows:

2. Position and Responsibilities.

     (a) Position. Employee accepts employment with Employer as Chief Technology Officer (CTO") and shall perform all services appropriate to that position to the best of his ability, as well as such other services as may be assigned by Employer. Employee shall perform his responsibilities on a variable-time basis but with an average work week within a given month consisting of a minimum of forty (40) hours.

3. Compensation and Benefits.

     (a) Compensation.

          (1) Starting October 1, 1999, the Employer shall pay Employee a salary at the rate of Nine Thousand One Hundred Sixty Seven Dollars $(9,167) per month in accordance with Employer's regularly established policies.

     (b) Benefits. Employee shall be entitled to receive benefits from all present and future benefit plans set forth in Employer's policies and generally made available to similarly situated employees (as these policies may be amended).

WHEREFORE, the parties have duly executed this Agreement as of the date first written above.

EMPLOYER;                          EMPLOYEE:
VERIDA INTERNET CORP.,
A Nevada corporation
                                   /s/ STEVE ZIMMERMAN
                                   STEVE ZIMMERMAN
By:  /s/ Michael C.  Hinshaw
     Michael C. Hinshaw